UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2012

P & F INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

445 Broadhollow Road, Suite 100, Melville, New York 11747

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (631) 694-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Agreement with Joseph A. Molino, Jr.

On June 26, 2012, P&F Industries, Inc. (the “Company”) and Joseph A. Molino, Jr., the Company’s Vice President, Chief Financial Officer and Chief Operating Officer, entered into a Severance Agreement (the “Severance Agreement”), effective as of June 22, 2012, which agreement was approved by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.

The Severance Agreement provides that in the event Mr. Molino’s employment is terminated by the Company without Cause (as defined in the Severance Agreement) on or prior to December 31, 2014 and a Change in Control (as defined in the Severance Agreement) has not occurred, then subject to his execution of a general release, he will continue to receive his base salary for 12 months (the “Severance Amount”). In the event Mr. Molino’s employment is terminated by the Company without Cause or he resigns for Good Reason (as defined in the Severance Agreement) within two years following a Change in Control (as defined in the Agreement) that occurs prior to December 31, 2014, then subject to his execution of a general release (i) he will receive the Severance Amount either in whole or in part in a lump sum depending on whether the Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code (the “Code”), (ii) he will receive an amount equal to his target annual bonus for the fiscal year such termination occurs, and (iii) the Company will pay him monthly an amount equal to the difference in his COBRA premium and the active employee contribution for medical coverage until the earlier of (a) 12 months from the date of termination, (b) his becoming eligible for medical benefits from a subsequent employer, or (c) his becoming ineligible for COBRA. Notwithstanding the foregoing, in the event an Excise Tax (as defined in the Severance Agreement) would otherwise be incurred by Mr. Molino, amounts paid to Mr. Molino upon a Change in Control will be reduced to 2.99 times his “base amount” (as determined in accordance with Sections 280G of the Code).

In the event of a termination of Mr. Molino’s employment due to his death or by the Company due to his disability (i) he will receive a pro rata bonus for the year of termination and (ii) the Company will pay him or his estate monthly an amount equal to the difference in his COBRA premium and the active employee contribution for medical coverage until the earlier of (a) one year from the date of termination, (b) Mr. Molino or his dependents becoming ineligible for COBRA or (c) in the case of a termination due to disability, his ceasing to have a physical or mental disability that would prevent him from performing his material duties for the Company.

Pursuant to the Severance Agreement, during term of his employment and for a period of twelve months after termination of his employment, Mr. Molino is prohibited from (i) competing with the Company, (ii) soliciting or hiring the Company’s employees, representatives or agents, or (iii) soliciting any of the Company’s customers. The Severance Agreement also prohibits Mr. Molino from using or disclosing any of the Company’s non-public, proprietary or confidential information.

The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K which is incorporated by reference herein.

2012 Bonus Program for Joseph A. Molino, Jr.

On June 22, 2012, the Committee adopted a fiscal year 2012 bonus program (the “2012 Bonus Program”) for Mr. Molino. The terms of the 2012 Bonus Program will be subject to terms and conditions based on the terms and conditions under the Company’s Amended and Restated Executive 162(m) Bonus Plan, other than with regard to compliance with Section 162(m) of the Code. The 2012 Bonus Program will not be considered “performance-based compensation” under Section 162(m) of the Code.

Under the 2012 Bonus Program, subject to remaining employed with the Company through the payment date (other than as described above in connection with his death or disability), Mr. Molino will be eligible to receive a cash bonus based upon the level of earnings before taxes, depreciation and amortization achieved by the Company for fiscal 2012 and the Committee’s evaluation of his performance. The bonus amount will be 3% of his base salary if minimum performance levels are achieved, 45% of his base salary if maximum performance levels are achieved, and 30% of his base salary if target level performance is achieved, with incremental bonus amounts earned if achievement is between such performance levels.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

10.1	Severance Agreement between the Company and Joseph A. Molino, Jr., effective as of June 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.

Date: June 27, 2012
	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer